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                                                                      EXHIBIT 99

                               APCO ARGENTINA INC.
                               One Williams Center
                                 Mail Drop 26-4
                                 Tulsa, OK 74172





May 28, 2002




Securities and Exchange commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Pursuant to note 3T to Article 3 of Regulation S-X, Apco Argentina Inc. has obtained a letter from Petroelra Perez Companc S.A. ("Petrolera") stating that it has obtained a letter of representation from Pistrelli, Diaz y Associados, a member firm of Arthur Andersen LLP, stating that the December 31, 2001 audit of Petrolera was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

The Company has also obtained a copy of the letter from Pistrelli, Diaz y Associados to Petrolera.

Very truly yours,



Apco Argentina Inc.

/s/ *Thomas Bueno
-----------------
President, Chief Operating and Chief Accounting Officer